Exhibit (17)

                           First Amended and Restated
                     Multiple Class Expense Allocation Plan


         WHEREAS, State Street Research Exchange Trust, an unincorporated association of the type commonly known as a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trust (i) is authorized to issue shares of beneficial interest ("Shares") in separate series, with the Shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) is or may be authorized to divide the Shares within each such series into two or more classes;

         WHEREAS, the Trust has established one or more portfolio series as of the date hereof (such portfolios being referred to collectively herein as the "Initial Series", such series, together with all other series subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a "Series" and collectively as the "Series"), and such Series, and Series of affiliated investment companies, have or may establish classes thereof designated as "Class A," "Class B," "Class C," "Class D" and "Class E" shares;

         WHEREAS, prior to the adoption of Rule 18f-3 by the Securities and Exchange Commission the Trust received an Order from the Securities and Exchange Commission under Section 6(c) of the Act for an exemption from Sections 2(a)(32), 2(a)(35), 18(f), 18(g), 18(i), 22(c) and 22(d) of the Act and Rule
22c-1 thereunder to permit the Trust to issue multiple classes of shares representing interests in the same portfolio of securities, assess a contingent deferred sales charge ("CDSC") on certain redemptions of shares, and waive the CDSC in certain cases; and

         WHEREAS, the Trustees have determined to operate under Rule 18f-3 and pursuant to such Rule the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) (the "Qualified Trustees"), having determined in the exercise of their reasonable business judgment this Plan is in the best interest of each class of the Initial Series individually and the Initial Series as a whole, have accordingly approved this Plan.

         NOW, THEREFORE, Trust hereby adopts this Plan in accordance with Rule 18f-3 under the Act, on the following terms and conditions:

         1. Class Differences. Each class of Shares of each Initial Series shall represent interests in the same portfolio of investments of Initial Series and shall be identical in all respects, and except as otherwise set forth in this Plan, shall differ solely with respect to: (i) arrangements for shareholder services or the distribution of Shares, or both, as provided for in Sections 2 and 3 of this Plan; (ii) the exclusive right of a Class to vote on certain matters relating to the Plan of Distribution Pursuant to Rule 12b-1 adopted by the Trust with respect to such Class; (iii) such differences relating to purchase minimums, sales charges and eligible investors as may be set forth in the Prospectuses and Statement of Additional Information of the Initial Series, as the same may be amended or supplemented from time to time (the "Prospectuses" and "SAI"); (iv) the different exchange privileges of the classes of Shares; (v) the fact that only certain classes will have a conversion feature; and (iv) the designation of each Class of shares.

         2. Differences in Distribution and Shareholder Services. Each Class of Shares of the Initial Series shall have a different arrangement for shareholder services or the distribution of Shares, or both, as follows:

                  Class A Shares shall be sold subject to a front-end sales charge as set forth in the Prospectuses and SAI with respect to the applicable Initial Series. Class A, Class B and Class D Shares shall be sold subject to a contingent deferred sales charge as set forth in the Prospectuses and SAI with respect to the applicable Initial Series. Class A, B and D Shares shall be subject to a service fee of up to 0.25% of the nets assets of the Initial Series allocable to such Class of Shares. Class B and D Shares shall also be subject to an annual distribution fee of up to 0.75% of the nets assets of the Initial Series allocable to such Class of Shares. Such service and distribution fees may be used to finance activities in accordance with Rule 12b-1 under the Act and the Plan of Distribution pursuant to Rule 12b-1 adopted by the Trust.

         3. Allocation of Expenses. Expenses of the Series shall be allocated as follows:

                  (a) Class Expenses. Expenses relating to different arrangements for shareholder services or the distribution of Shares, or both, shall be allocated to and paid by that class. A class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of a Series' assets, if such expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

                  (b) Other Allocations. All expenses of the Series not allocated to a particular class pursuant to Sections 2 and 3(a) of this Plan shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Series or on the basis of the Dividend Assets of that class in relation to the aggregate Dividend Assets of the Series for periodic income distribution funds and daily income distributions funds, respectively. "Dividend Assets" are defined as the net asset value of those shares eligible to receive a dividend on the current day as set forth in the Fund's prospectus. Notwithstanding the foregoing, the underwriter, adviser, or other provider of services to a Series may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the Act; provided, however, that the Board shall monitor the use of such waivers or reimbursements intended to differ by class.

         4.       Term and Termination.

                  (a) Initial Series. This Plan shall become effective with respect to the multiple classes, if any, of the Initial Series as of May 5, 1995, and shall continue in effect with respect to each Class of Shares of the Initial Series (subject to Section 4(c) hereof) until terminated in accordance with the provisions of Section 4(c) hereof.

                  (b) Additional Series or Classes. This Plan shall become effective with respect to any class of the Initial Series other than Class A, Class B, Class C, Class D, and Class E, and with respect to each additional Series or class thereof established by the Trust after the date hereof and made subject to this Plan, upon commencement of operations thereof or as otherwise determined, and shall continue in effect with respect to each such additional Series or class (subject to Section 4(c) hereof) until terminated in accordance with the provisions of Section 4(c) hereof. An addendum hereto setting forth such specific and different terms of such additional series of classes shall be attached to this Plan.

                  (c) Termination. This Plan may be terminated at any time with respect to the Trust or any Series or class thereof, as the case may be, by vote of a majority of both the Trustees of the Trust and the Qualified Trustees. The Plan may remain in effect with respect to a Series or class thereof even if it has been terminated in accordance with this Section 4(e) with respect to such Series or class or one or more other Series of the Trust.

         5. Amendments. Any material amendment to this Plan shall require the affirmative vote of a majority of both the Trustees of the Trust and the Qualified Trustees.


Dated:   May 8, 1996